Policy: Jurisdiction: Original Effective Date: Revision Date:	Insider Trading Compliance Policy All Jurisdictions August 11, 2020 August 8, 2024

Introduction

In the course of your relationship with Power Solutions International, Inc. or any of its subsidiaries (collectively referred to as the “Company”), you may learn confidential and sensitive information concerning the Company, its customers or vendors, its customers’ clients or other companies with which the Company has business or contractual relationships or may be negotiating transactions. Some of this information has the potential to affect the market price of securities issued by the Company or the other companies involved. The federal securities laws impose considerable civil and criminal penalties on persons who improperly obtain or use material, non-public information in connection with a purchase or sale of securities. The Securities and Exchange Commission (“SEC”) and governmental prosecutors vigorously enforce these laws against both individuals and institutions. Furthermore, the SEC, the securities exchanges and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading.

In light of the importance of preserving the Company’s reputation for maintaining the highest legal, business and ethical standards, as well as protecting everyone’s best interests, the Company has determined to (1) provide specific guidance concerning the propriety of various personal transactions and (2) impose procedures intended to reasonably ensure that neither the Company nor you violate the laws against insider trading. With this in mind, you are asked to carefully read this Policy. You are encouraged to contact Randall Lehner , who is our General Counsel and Insider Trading Compliance Officer, at 630-373-1637, rlehner@psiengines.com, or PSI’s legal department at PSILEGAL@psiengines.com if you have any questions regarding, or do not understand any aspect of, this Policy.

In addition to serving as a resource regarding compliance with the insider trading laws, the Insider Trading Compliance Officer is responsible for monitoring compliance with this Policy and is accountable to the Company’s Board of Directors. Please be aware that the person who serves as Insider Trading Compliance Officer is subject to change. The Company will notify you of any such change.

This Policy applies to any employee who has obtained material, non-public information. The Policy also applies to the Company’s directors, executive officers, vice presidents and employees working in the Company’s finance and accounting groups, and any other persons designated as Covered Persons by the Insider Trading Compliance Officer or the Company’s Board of Directors (collectively, the “Covered Persons”). On an annual basis, Covered Persons will be required to acknowledge that they are “Covered Persons” under the Policy and understand its provisions and will be required to certify that, to the best of their knowledge, they have complied with the Policy and its procedures.

Failure to observe and comply with all of the provisions contained in this Policy may subject you to disciplinary action by the Company, including discharge.

Explanation of the Law

The federal securities laws and regulations (in particular Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) generally make it illegal to buy or sell a security while aware of material, non-public information concerning the issuer of the security that has been obtained or is being used in breach of a duty to the other party to the transaction (a duty that corporate insiders, including directors, officers and employees, always have) or a duty to maintain the information in confidence. Violation of these provisions does not depend on whether the material, non-public information is actually used in making the trade. The federal securities laws and regulations also prohibit sharing material, non-public information with a third party (commonly called “tipping”) under circumstances where improper trading can be anticipated. These prohibitions apply to any security, including debt securities and options – not just stock.

“Material, non-public information” is defined broadly and includes any information that is not available to the public at large which a reasonable investor would want to know in deciding whether to buy, sell or retain a security. Any information that could be expected to affect the market price of the Company’s securities, whether positive or negative, should be considered material. Though not nearly a complete list, examples of information that will frequently be regarded as material are: (1) a matter involving a significant new product or service and/or agreement; (2) a matter relating to new financing; (3) gain or loss of a significant strategic partner, customer or supplier; (4) earnings-related information, including preliminary financial results; (5) a pending or proposed merger, acquisition, joint venture, tender offer or exchange offer; (6) a pending or proposed sale or disposition of significant assets; (7) a change in dividend policy, declaration of a stock split or offering of additional securities; (8) impending bankruptcy or financial liquidity problems; (9) a change in senior management; (10) a change in auditors or notification that an audit report can no longer be relied upon; (11) significant litigation, settlement of any such litigation, or a notification or inquiry from a regulatory agency regarding a potentially material claim or liability; or (12) a catastrophe or other significant event, such as a cybersecurity incident, that materially disrupts business or operations. Determinations regarding the “materiality” of information are inherently judgment based; the Insider Trading Compliance Officer is available to assist you in this regard.

Information is considered to be available to the public only when it has been publicly disseminated through appropriate channels (for example, by means of a press release or a filing with the SEC and in some circumstances website posting) and enough time has elapsed to permit the investment market to absorb and evaluate the information. Information should normally be regarded as absorbed and evaluated at the close of the second full trading day after the date on which the appropriate public release has occurred.

Company Policy

1.No Trading on Material, Non-Public Information.

Subject to Section 2(c) below, if you are aware of material, non-public information about the Company, you may not (1) buy, sell or gift securities issued by the Company or any of its subsidiaries or engage in any other action or conduct to take personal advantage of that information, (2) pass along the information to others outside the Company, including family or friends (so-called “tipping”), except and only to the extent you are expressly authorized to do so pursuant to the Company’s Disclosure and Regulation FD Policy or as set forth in the last paragraph of this Section 1, or (3) permit (A) any member of your immediate family (i.e., a spouse, parent, child or sibling), (B) any other persons residing in your household, (C) any trust of which you or an immediate family member is a beneficiary or trustee, (D) any partnership, limited liability company, corporation or other entity for which you or an immediate family member have sole or shared investment power or (E) anyone acting on your behalf to purchase or sell such securities. It is irrelevant whether a transaction may be necessary or justifiable for independent reasons (such as a need to raise money for an emergency) or whether the inside information is actually used in connection with the transaction. To further minimize the potential for tipping liability, you should not recommend or suggest that someone buy, sell, or retain the Company’s securities (except as part of investor relations activities expressly authorized by the Company). Additionally, to preserve the Company’s reputation for adhering to the highest standards of conduct, you should avoid taking any action that even suggests the possibility of insider trading or unlawful tipping, and the Company reserves the right to prohibit any transactions in Company securities if the Insider Trading Compliance Officer or the Company’s Board of Directors determines that such prohibition is in the best interests of the Company.

To allow for public dissemination and evaluation of material information after public disclosure through appropriate channels, you should allow a reasonable period of time to elapse (at least two full trading days after the date of the public disclosure) before trading. Therefore, for example, if the Company makes an announcement after trading begins on a Monday, you should not trade in Company securities until Thursday (assuming all of the days are trading days and you are not aware of material, non-public information at that time and a blackout period as described below has not commenced). You should note that there will likely be instances where public disclosure does not occur for an extended amount of time, and therefore you may be forced to abstain from the transaction in question for a lengthy period.

You should disclose material, non-public information only to other employees, agents or attorneys of the Company who have a need to know the information to make a business decision or other judgment on behalf of the Company and only to the extent you have been authorized to do so. The recipient of the information may be bound by this Policy as a result of the recipient’s position or relationship with the Company, but will in any event be bound by the insider trading laws discussed above.

2.     Additional Restriction Relating to the Purchase or Sale of Company Securities.

(a)     Trading is prohibited during “Blackout Periods.”

During certain periods, you are expected to more likely be in possession of material, non-public information regarding the Company’s results of operations, cash flows and financial condition. For purposes of this Policy, making gifts of the Company’s securities is considered “trading.” As a result, subject to Section 2(c) below, you may not trade in the Company’s securities during a “blackout period” beginning on (and including) the 16th calendar day of the third month of each fiscal quarter and continuing through (and including) the second full trading day after the Company publicly releases its earnings for that fiscal quarter (or the fiscal year in the case of the fourth fiscal quarter).

In other words, the only period during which you may be permitted to trade in the Company’s securities (referred to as a “trading window”) begins on (and includes) the third full trading day following the Company’s public release of earnings for the prior fiscal quarter (or fiscal year, as applicable), and continues through (and including) the 15th day of the third month of the then current quarter (subject to Section 2(c) below). However, you remain subject to the insider trading laws and, accordingly, you are prohibited from engaging in transactions even during this trading window if you are aware of material, non-public information (again, subject to Section 2(c) below).

To illustrate the “blackout period” and “trading window” concepts:

•For the quarter ended June 30, the blackout period runs from June 16th through (and including) the second full trading day after the Company releases earnings for that quarter (which would usually be expected to occur in mid-August)—you are not allowed to trade in the Company’s securities during that period.

•The trading window re-opens in mid-August, on the third full trading day after earnings are released. The trading window then remains open through (and including) September 15th, and the next blackout period begins on September 16th.

In addition, there may be other circumstances where the Company will impose a temporary blackout period on you and/or other employees if the Insider Trading Compliance Officer or the Company’s Board of Directors determines that circumstances warrant a halt in trading by those persons.

The Insider Trading Compliance Officer intends to appropriately notify the affected individuals of the existence of any temporary blackout period. Those persons may not trade in the Company’s securities until the temporary blackout period expires or is terminated, and they are prohibited from disclosing the existence of the temporary blackout period to any other persons.

(b)     Prior Written Approval by the Insider Trading Compliance Officer is Required for         Transactions.

To minimize the risk of an inadvertent violation of the securities law, subject to Sections 2(c) and 4 below, Covered Persons must receive the written permission of the Insider Trading Compliance Officer before engaging in any transaction (acquisition, disposition, gift, contribution to a trust or other transfer, etc.) in Company securities during a permitted trading window (referred to as “pre-clearance”). A request for pre- clearance should be submitted to the Insider Trading Compliance Officer at least two business days in advance of the proposed transaction. Written permission will be given for a specified period (generally five business days) but Covered Persons will continue to be subject to the prohibition on trading while aware of material, non-public information. If you are denied permission to engage in a transaction in Company securities, you may not disclose such denial to others, because it could result in an unintended distribution of information about a pending material event.

Pre-clearance for directors and officers of the Company is very important to ensure that they are in compliance with Section 16 of the Exchange Act. Directors and officers must file periodic reports regarding their ownership of Company securities pursuant to Section l6(a) of the Exchange Act, and are subject to disgorgement of “short-swing” profits pursuant to Section l6(b) of the Exchange Act. Violations of or failure to comply with these requirements can result in SEC enforcement action.

The persons subject to the foregoing blackout periods and pre-clearance requirement may be modified from time to time by the Insider Trading Compliance Officer or the Company’s Board of Directors based on the degree of access those individuals have to material, non-public information.

(c)     Trading is Permitted pursuant to Arrangements Established under Rule 10b5-1(c).

Rule 10b5-1(c) under the Exchange Act provides an affirmative defense to insider trading liability for purchases or sales of securities executed pursuant to a contract, plan or instructions that complies with requirements set forth in that Rule. You should be aware that the SEC has added new conditions to the use of Rule 10b5-1(c), including prescribed cooling-off periods, personal certifications, limitations on overlapping plans and single-trade plans and an enhanced good faith requirement. Covered Persons may establish a contract, plan, or instructions (referred to in this Policy as a “10b5-1 Arrangement”) that complies with Rule 10b5-1(c), as it has been amended, subject to the following requirements:

•Covered Persons must obtain the written approval of the Insider Trading Compliance Officer before entering into the 10b5-1 Arrangement. The Company reserves the right to impose conditions on such approval, including as to the terms of the 10b5-1 Arrangement, and as to public disclosure of any 10b5-1 Arrangement in addition to those required under the new SEC rules related to 10b5-1 Arrangements.

•Covered Persons may not enter into the 10b5-1 Arrangement during a blackout period or while aware of material, non-public information about the Company.

•Any modification of the 10b5-1 Arrangement is subject to the prior written approval of the Insider Trading Compliance Officer. However, you may not modify the 10b5-1 Arrangement during a blackout period or while aware of material, non-public information about the Company.

•You may terminate a 10b5-1 Arrangement at any time, subject to giving prior written notice to the Insider Trading Compliance Officer. However, the Company encourages you not to engage in a pattern of establishing and terminating 10b5-1 Arrangements, and the Insider Trading Compliance Officer may disapprove a proposed 10b5-1 Arrangement if he/she believes such a pattern exists.

Any purchase or sale of Company securities by you executed in accordance with the requirements of Rule 10b5-1(c) pursuant to a pre-approved 10b5-1 Arrangement will not be subject to (1) the requirement of Section 1 above that such trade not be made while aware of material, non-public information, (2) the requirement of Section 2(a) above that such trade be made only during a “trading window” or (3) the requirement of Section 2(b) above that such individual trade be pre-approved (specifically) by the Insider Trading Compliance Officer.

3.    Transactions by Family Members, Those Residing in the Same Household as a
Company Insider and Affiliated Trusts and Entities Must Conform to this Policy.

The restrictions on trading Company securities imposed by this Policy, including the “blackout period” trading prohibitions and pre-clearance requirements set forth in Section 2 above, also apply (to the extent applicable to you) to (1) the members of your immediate family (e.g., any spouse, parents, children and siblings), (2) any other persons residing in your household, (3) any trust of which you or an immediate family member is a beneficiary or a trustee, (4) any person, partnership, limited liability company, corporation or other entity for which you or an immediate family member have sole or shared investment power and (5) any other persons acting on your behalf. Accordingly, you are responsible for informing any such persons of this Policy and ensuring that they conform their actions to the requirements of this Policy. A 10b5-1 Arrangement may be established, in accordance with Section 2(c) above, for any person with such a relationship with you. Any purchase or sale by such person in accordance with the requirements of Rule 10b5-1(c) pursuant to such 10b5-1 Arrangement will be entitled to the same exceptions from the requirements of this Policy as those provided in the last paragraph of Section 2(c) above.

4.    Employee Stock Plans.

Subject to Section 2(c) above, the restrictions imposed by this Policy apply to your sales of Company securities acquired through the exercise of stock options granted by the Company (including sales for purposes of “broker-assisted cashless exercises” of such options) or acquired pursuant to an employee stock purchase plan or any other benefit plan. These restrictions do not apply to (1) your acquisition of Company securities through stock option exercises or to periodic contributions by you or the Company to an employee stock purchase plan or other benefit plan which is used to purchase Company securities, or your issuance or alteration of instructions regarding the purchase of Company securities under an employee stock purchase plan or other benefit plan that provides for the purchase of securities directly from the Company. However, you may not, while aware of material, non-public information about the Company, issue or alter any instructions regarding the purchase or sale of Company securities under any benefit plan that provides for the purchase or sale of Company securities in the open market, and you also may not issue or alter any such instructions outside of a “trading window” or without the prior written approval of an Insider Trading Compliance Officer.

5.    Customers, Vendors, Clients and Strategic Alliance Partners.

If you are working on a matter involving a publicly held company that is a customer, vendor, or client of a customer or with which the Company has entered into or is negotiating a business or contractual relationship or transaction, you are cautioned that the Company’s relationships with such entities often involve the exchange of material, non-public information. Consequently, if you are aware of material, non-public information about any such company, you are prohibited from trading in securities of that company or passing along the information to others outside the Company, and you must not recommend or suggest that anyone buy, sell or retain securities of that company.

Regardless of whether you are working on a matter involving any of the foregoing types of customers, vendors, etc., each of the Company’s officers and employees must notify the Company’s Insider Trading Compliance Officer before taking a “material position” in the securities, or becoming a member of the board of directors, of such a company. For these purposes, “taking a material position” means acquiring beneficial ownership of greater than 5% of the outstanding securities of such company or investing 10% or more of your net worth in the outstanding securities of such company.

6.    Other Trading Restrictions.

In addition to the trading restrictions described above, Covered Persons may not engage in any of the following activities with respect to Company securities (even pursuant to a 10b5-1 Arrangement):

•Short selling (i.e., selling Company securities you do not own at the time of sale);
•Buying or selling put options, call options or other derivative securities relating to the Company on a securities exchange or in any other organized securities market;
•Engaging in hedging transactions, such as “costless collars” and forward sale contracts;
•Purchasing Company securities on margin;
•Pledge the Company’s stock and/or borrow against it in a margin account.

Furthermore, the Company strongly discourages Covered Persons from actively trading in the Company’s securities. Covered Persons should expect to hold any shares of the Company securities that you acquire for at least six months before you sell them, unless the securities are subject to forced sale (for example, as a consequence of a merger or acquisition).

7.    Post-Termination Transactions.

If your service with the Company terminates during a blackout period applicable to you or otherwise while you are aware of material non-public information regarding the Company, you will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until such blackout period ends or otherwise until the information has become public or is no longer material.

8.    Stop-Transfer Instructions.

The Company may, in its discretion, provide stop-transfer instructions to its transfer agent in order to enforce trading restrictions imposed by this Policy, including, without limitation, restrictions relating to blackout periods or post-termination transactions.

9.    Violations.

Any person who violates the federal securities laws has committed a crime and may be subject to lengthy imprisonment and a substantial criminal fine. A violator may also be personally liable in civil lawsuits for up to three times the profit gained for the harm caused by illegal trading by the violator or by third parties trading on material, non-public information provided by or through the violator. The SEC and courts have great power to impose penalties for violations of the insider trading provisions of the federal securities laws, and the SEC and governmental prosecutors vigorously enforce these insider trading laws against both institutions and individuals. The Company will cooperate with any state or federal law enforcement agency or other regulatory body investigating or prosecuting individuals for allegedly trading on or transmitting material, non-public information.

In addition to federal securities law, profiting from, or unauthorized disclosure of, material, nonpublic information could also violate (1) state securities laws, (2) state right to financial privacy statutes, (3) federal and state laws relating to theft and conversion and (4) confidentiality agreements between the Company and companies with which the Company does business, as well as other Company policies and agreements you have entered into with the Company.

If you have any questions concerning the propriety of a proposed transaction, or a question about this Policy generally, you are encouraged to contact our Insider Trading Compliance Officer. You should note, however, that as a matter of law and corporate policy, you are ultimately responsible for conforming your actions to the requirements of the insider trading laws and this Policy. Regardless of any advice or information you receive, you will bear the consequences of any legal or policy violations. Furthermore, the Insider Trading Compliance Officer’s failure to raise an objection to a transaction will not constitute a recommendation by the Company or any of its directors, officers, or employees that you engage in that transaction.

Failure to observe and comply with all of the provisions contained in this policy may subject you to disciplinary action by the Company, including discharge. The Company reserves the right to amend this Policy at any time, but intends to provide reasonable written notification of any such revision.

Insider Trading Policy Compliance Statement Acknowledgement

TO:         Power Solutions International, Inc. and its Subsidiaries (collectively, the “Company”)

RE:        Insider Trading Compliance Policy for Covered Persons of Power Solutions
International, Inc. and its Subsidiaries

DATE:        Original Effective Date: August 11, 2020
Updated August 8, 2024

I have carefully reviewed the Insider Trading Compliance Policy for Directors, Officers and Other Covered Persons of Power Solutions International, Inc. and its Subsidiaries (collectively, the “Company”), originally dated August 11, 2020 (the “Policy”), acknowledge that I am a “Covered Person” under the Policy and understand all of its provisions. I certify that, to the best of my knowledge, I have complied with the Policy and its procedures since such date (or during my term of employment or management, if after such date) and that I will continue to adhere to the Policy and these procedures in the future.

Without limiting the preceding paragraph, I understand that the Insider Trading Compliance Officer will be required, and will have the discretion to, exercise his judgment in determining whether to (a) approve particular transactions by me in Company securities or my establishment of any plans or arrangements for trading in Company securities or (b) subject me to any temporary “blackout periods.” I recognize that the Insider Trading Compliance Officer will be required to analyze and assess any request I may make to engage in a particular transaction or to establish any plan or arrangement relating to trading in the Company’s securities, based on verifiable information available to the Insider Trading Compliance Officer at the time of the request and in the context of the Company’s intent to preserve its reputation for maintaining the highest legal, business and ethical standards, as well as the Company’s obligation to comply with all laws and regulations pertaining to insider trading. I acknowledge and affirm that the Insider Trading Compliance Officer’s determination with regard to any particular transaction, plan or arrangement or blackout period will be made solely on behalf of, and for the benefit of, the Company and further acknowledge and affirm the Insider Trading Compliance Officer’s right to make that determination in his sole discretion. I hereby agree to be bound by, and to accept without objection, any determination of the Insider Trading Compliance Officer not to permit any such transaction, plan or arrangement or to subject me to any such blackout period.

I realize that failure to observe and comply with all of the provisions contained in the Policy may subject me to disciplinary action by the Company, including discharge.
Are you currently pledging the Company’s stock or borrowing against it in a margin account?
Yes: No:
If yes, comments/amount of shares:

Acknowledged by:

Power Solutions International, Inc.
Insider Trading and Compliance Policy

Signature: Date:

Print Name:

Title:

PLEASE RETURN THIS COMPLETED AND SIGNED FORM TO
CANDACE LAWBER: Candace.Lawber@psiengines.com

Request for Purchase/Sale of Securities

TO: Insider Trading Compliance Officer of Power Solutions International, Inc. (the “Company”)

FROM:

DATE:

RE: Request to Purchase / Sell Securities of Power Solutions International, Inc.

Pursuant to the terms of the Insider Trading Compliance Policy for Directors, Officers and Other Covered Persons of Power Solutions International, Inc. and its Subsidiaries (collectively, the “Company”), I hereby request permission to:

(1)PURCHASE securities of the Company

OR

(2)    SELL securities of the Company

I would like to complete this transaction during the following period:

from , 202 to , 202 .

(specify a period of time no longer than five business days in which the purchase or sale will occur)

I understand that permission granted to purchase or sell the Company’s securities will not permit me to purchase or sell the Company’s securities if, at the time of purchase or sale, I am in possession of material non-public information relating to the Company.

SECURITY HOLDER SIGNATURE:

APPROVAL:

DATE:

Request for Approval of a Rule 10b5-1 Trading Arrangement

TO: Insider Trading Compliance Officer of Power Solutions International, Inc.

FROM:

DATE:

RE: Request to adopt a Rule 10b5-1 Arrangement regarding Power Solutions International, Inc.
Securities

Pursuant to the terms of the Insider Trading Compliance Policy (the “Policy”) for Directors, Officers and Other Covered Persons of Power Solutions International, Inc. and its Subsidiaries (the “Company”), I hereby submit the attached Rule 10b5-1 Arrangement (or amendment) for approval.

I understand that no Rule 10b5-1 Arrangement may be instituted or amended while I am in possession of material non-public information relating to the Company and that any amendment to my Rule 10b5-1 Arrangement must also be pre-approved by the Company. I have reviewed and understand the provisions of the Policy that covers Rule 10b5-1 Arrangements:

SECURITY HOLDER SIGNATURE:

APPROVAL:

DATE: